EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 6, 2020	fcooper@tollbrothers.com

Toll Brothers’ Website to Broadcast Its May 28, 2020
Second Quarter 2020 Earnings Conference Call Live
Withdraws Second Quarter and Full Fiscal Year 2020 Guidance due to COVID-19 Impact

HORSHAM, PA, May 6, 2020 -- Toll Brothers, Inc. (NYSE:TOL) (www.TollBrothers.com), the nation’s leading builder of luxury homes, will broadcast live on its website, www.TollBrothers.com, a conference call to discuss results for its second quarter ended April 30, 2020. The event is scheduled for 11:00 a.m. (EDT) on Thursday, May 28, 2020. The Company will announce second quarter FY 2020 results for earnings, revenues, contracts and backlog after the market close on Wednesday, May 27, 2020. The call will be hosted by Douglas C. Yearley, Jr., chairman and chief executive officer.
Due to the business disruption and the evolving and uncertain impact of the COVID-19 pandemic on the U.S. economy, the Company is withdrawing its second quarter and full fiscal year 2020 guidance previously issued on February 25, 2020. The Company will provide an update regarding the impact of COVID-19 on its operations during the second quarter earnings conference call.
The call can be accessed through the Investor Relations portion of the Toll Brothers website, www.TollBrothers.com. To hear the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Events & Presentations.”
The call can be heard live with an online replay which will follow.
Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business over fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, affordable luxury and second-home buyers, as well as urban and suburban renters. It operates in 24 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, and landscape subsidiaries. Toll Brothers operates its own security company, TBI Smart Home Solutions, which provides homeowners with home automation and a full range of technology solutions. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Real Estate Capital joint venture, the Company provides builders and developers with land banking, non-recourse debt and equity capital.
In 2020, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies®, the sixth year in a row it has been so honored. Toll Brothers has won numerous other awards, including Builder of the Year from both Professional Builder magazine and Builder magazine, the first two-time recipient from Builder magazine. The Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information visit www.TollBrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.TollBrothers.com).